SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

June 8, 2016

(Date of earliest event Reported)

NEXT GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	333-148987	20-35337265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Brickell Avenue, Suite 2200, Miami, FL, 33131

(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 611-3622

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

NOTE ABOUT FORWARD LOOKING STATEMENTS

Most of the matters discussed within this report include forward-looking statements on our current expectations and projections about future events. In some cases you can identify forward-looking statements by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based on our current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include the risks noted under “Item 1A Risk Factors.” We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 5.02  Election of Director.

On June 2, 2016, Next Group Holdings, Inc. (NXGH) announced that Mr. Adiv Baruch, an Israeli citizen who is a leading entrepreneur and investor in the Israeli high tech sector, has been elected to the Board of Directors of NXGH.

Mr. Baruch serves as Chairman of Jerusalem Technology Investments Ltd. ("JTI"), which is engaged in the business of identifying, investing in, and mentoring emerging software and medical devices technology companies. JTI is a publicly-traded company whose shares are listed on the Tel-Aviv Stock Exchange.  He also currently serves as Chairman of Maayan Ventures, a platform for investments in innovative technology companies, as President of Nyotron, a global cyber technology company, and as Chairman of Covertix, whose patented technology delivers real-time, non-invasive control, protection, and tracking of confidential files.

Mr. Baruch has served as a director of the Bank of Jerusalem, and he served as CEO of BOS Better Online Solutions, which, under this leadership, grew into a highly-successful company traded on NASDAQ under the symbol BOSC.

Mr. Baruch also served as Chairman of the Hi-Tech and Telecom Division of the Israel Export and International Cooperation Institute, and on the board of Make-A-Wish Israel.  He currently serves as the Chairman of Or-Lachayal, a registered charity in Israel.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

99.1 Agreement with Mr. Adiv Baruch

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2016	NEXT GROUP HOLDINGS, INC.

	By:	/s/Arik Maimon
Arik Maimon
Chief Executive Officer